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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact:  Adam C. Derbyshire                 Mike Freeman
          Vice President and                 Director, Investor Relations and
          Chief Financial Officer            Corporate Communications
          919-862-1000                       919-862-1000


                         SALIX PHARMACEUTICALS' NEW DRUG
                     APPLICATION FOR LUMENAX(TM)(RIFAXIMIN)
                        FOR THE TREATMENT OF TRAVELERS'
                      DIARRHEA ACCEPTED FOR FILING BY FDA

RALEIGH, NC, February 25, 2002 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that its New Drug Application (NDA) for LUMENAX(TM) (rifaximin) has been accepted for filing by the U.S. Food and Drug Administration. Salix submitted its NDA on December 26, 2001 seeking approval to market rifaximin for the treatment of travelers' diarrhea. Acceptance for filing occurs automatically 60 days after submission of an NDA, unless the FDA raises issues during the 60-day period.

Rifaximin is a non-systemic antibiotic characterized by activity against a broad spectrum of enteric bacterial pathogens and the delivery of high concentrations of antibiotic to the gastrointestinal tract. Salix licensed U.S. and Canadian rights to rifaximin from Alfa Wassermann S.p.A. Currently, the product is marketed in Italy by Alfa Wassermann under the trade name Normix(R) and is licensed by Alfa Wassermann in Mexico to GlaxoSmithKline and Schering-Plough under the respective trade names RedActiv(R) and Flonorm(R). If approval to market is received from the FDA, Salix intends to market rifaximin under the trade name LUMENAX.

Commenting on the Company's development program for LUMENAX, Allen Mangel, M.D., Ph. D., Vice President Research, and Development, stated, "We believe that our work to date on LUMENAX, and the submission of this NDA seeking marketing approval for the treatment of

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travelers' diarrhea is only the first step in the development of this antibiotic as a treatment for a host of diseases treated by gastroenterologists. We believe that during 2001 between 4 and 5 million people sought treatment for infectious diarrhea in the U.S. Clinical investigation is underway to assess the utility of LUMENAX for the treatment of hepatic encephalopathy, a severe condition caused by compromised liver function that affects 60,000 patients in the U.S. The Company intends to initiate clinical studies for additional potential indications. These indications, and an estimate of the number of patients in the U.S. with each indication include: diverticular disease (2.3 million), bacterial overgrowth of the small intestine (500,000), C. difficile-associated diarrhea (450,000), and pouchitis (45,000.) We are committed to developing the product to its fullest potential."

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and market them through the Company's 60-member gastroenterology specialty sales force. Salix's lead product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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     Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.